Exhibit 10.9

PROMISSORY NOTE

                                DATED as of August 30, 2000.

TO:                         Mr. George Mainas

                                P.O. Box 894

                                Ross, California

                                94957

                                (the “Lender”)

FOR VALUE RECEIVED, we, Public Media Works, Inc., of 14759 Oxnard Blvd., Van Nuys, California, 91411 (collectively, the “Company”), promise to pay to the Lender, at the address specified above, the principal amount specified below (“Principal”) on demand.

The following are the terms and conditions of the Note:

1.	Principal amount:	$340,000 to be wired to the Company forthwith upon receipt of an executed copy of this Note.

2.	Maturity date:	This Note shall be payable on demand. The Company shall not be penalized for early repayment.

3.	Interest

Interest shall be payable on the Principal owing under this Note at a fixed rate of simple interest of 8% per annum. Interest shall be calculated in advance monthly, commencing on the date of this Note and continuing until the entire Principal amount is paid in full.

4.	Currency:	All funds and dollar amounts referred to in this Note are in the lawful currency of the United States of America.

5.	Jurisdiction:	This Note shall be interpreted in accordance with the laws in effect from time to time in the State of California.

6.	Execution:	This Note shall be binding upon delivery of an executed copy by facsimile to Gregory S. Yanke Law Corporation (fax no.: (604) 681-7622.).

IN WITNESS WHEREOF this Promissory Note has been executed as of the day and year first above written.

PUBLIC MEDIA WORKS, INC.

Per:  SHAUN EDWARDES

____________________________

Authorized Signatory